Wednesday October 1 9:32 AM EDT

Company Press Release

SPSS Completes Quantime Acquisition

CHICAGO -- (BUSINESS WIRE) -- Oct 1, 1997 -- In a pivotal acquisition, statistical software supplier SPSS Inc. (Nasdaq:SPSS) has completed the purchase of Quantime Ltd., a leading supplier of software and services to the marketing research industry. The transaction, completed at the close of business yesterday, was executed as a pooling of interests in which SPSS issued 900,000 shares of its common stock. Final financial details of the acquisition will be disclosed when the company announces 3rd quarter earnings on Oct.
29, 1997.

Quantime develops software that takes market researchers from questionnaire design and survey administration through data collection and tabular reports. Quantime's software is used by more than 600 organizations worldwide, including many of the industry's leading firms. The company's 1996 revenues were over $1.6 million.

"For the first time, market researchers will have a single-source supplier for all their survey research and analysis needs," said Jack Noonan, SPSS President and CEO. "SPSS addresses the analytical aspects and Quantime the other elements of the marketing research process, including questionnaire design and data collection. By connecting the extensive product lines of both companies, we can re-shape the survey research process to make it smoother and more efficient, saving firms both time and money.

"Over fifty percent of SPSS customers use our products for survey and market research. This particular move significantly strengthens our position as a company advancing marketing research software. By integrating with Quantime products, we will have a tremendous advantage in the marketplace. We will be the sole software vendor to offer market researchers a total solution - offering both the best products and complete worldwide support, "Noonan continued."

Ed Ross, Chairman of Quantime, said, "We are extremely proud of all that Quantime has accomplished since the company was founded in 1978. This acquisition will move our products to the next generation by combining the best of two market leaders. With the addition of SPSS' powerful statistical products, Quantime customers will now have a comprehensive marketing research solution."

SPSS is the leading supplier of statistical software for the desktop. SPSS for Windows, the company's flagship product, features in-depth statistical analysis, high-resolution graphics and revolutionary reporting and distributing capabilities.

The integration and enhancement of Quantime's data collection capabilities with SPSS' strong analytical functionality and graphics will strengthen both existing and future products.

Quantime's products will benefit from SPSS' expertise in developing popular analytical desktop software and designing Graphical User Interfaces. Users in general are expected to ultimately benefit from a streamlined marketing research process.

Quantime employs approximately 150 people in offices in London, New York, Cincinnati, Mexico City, San Francisco and Amsterdam. SPSS plans to run the Quantime operations as part of a new division focused on the firms in the market research industry and the market research departments of Fortune 1000 corporations.

SPSS company information.

SPSS Inc. is a multinational company that delivers reporting, analysis and modeling software products for marketing research, business analysis, data mining, quality improvement and scientific research. The company's mission is to drive the widespread use of statistics.

Used throughout academia, business and government, the company's major products and product lines include: SPSS for business and general applications; SYSTAT, SigmaPlot and DeltaGraph for scientific research; NewView for analytical reporting; QI Analyst for quality improvement and statistical process control; and allCLEAR for process documentation and management. SPSS ranked No. 73 in Business Week's Top 100 Growth Companies for 1997. The company also placed No. 23 on the 1997 Softletter 100, which ranks the top 100 personal computer software companies in the United States; and No. 93 in the 1997 Software 500, a ranking of the world's largest software vendors by Software Magazine. In 1997, SPSS' pivot table technology was added to the Smithsonian Institution's
Permanent Research Collection of Information Technology. Headquartered in Chicago, SPSS has offices and network of distributors serving countries around the world. More information is available on the World Wide Web at http://www.spss.com.



Contact:

SPSS Inc., Chicago
Susan Kalell
800/525-4980
pr@spss.com




                                      - 2 -